Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38849, 333-61998, 333-106203, 333-143907, 333-148000, 333-168041, 333-181426, 333-183863, 333-189287 and 333-204776 on Form S-8 and 333-142382 and 333-182277 on Form S-3 of our report dated June 23, 2015, relating to the consolidated financial statements comprised of the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, members’ capital and cash flows for the years then ended, and the related notes to the consolidated financial statements, of MSCP V CC Parent, LLC and subsidiaries (“Creative Circle”) appearing in the Current Report on Form 8-K/A of On Assignment, Inc. dated August 14, 2015.

MARTINI, IOSUE & AKPOVI, Certified Public Accountants
Encino, California
August 14, 2015